                                                                     EXHIBIT 3.1



                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          SOURCE SERVICES CORPORATION

         Source Services Corporation (the "Corporation"), a corporation duly organized under the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                  ARTICLE ONE

         The name of the Corporation is Source Services Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State was May 7, 1969.

                                  ARTICLE TWO

         This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation.

                                 ARTICLE THREE

         The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated and further amended hereby to read in full as follows:

         FIRST. The name of the corporation is Source Services Corporation (the "Corporation").

         SECOND. The Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH.

         Section 1. Capitalization. The Corporation is authorized to issue One Hundred and Two Million (102,000,000) shares of capital stock. One Hundred Million (100,000,000) of the authorized shares shall be common stock, two cents ($0.02) par value each ("Common Stock"), and Two Million (2,000,000) of the authorized shares shall be preferred stock, one cent ($0.01) par value each ("Preferred Stock").

         Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Certificate of Incorporation.
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         Section 2.         Preferred Stock.

         A. The Preferred Stock may, from time to time, be divided into and issued in one or more series with each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The shares of each series may have such powers, designations, preferences, relative rights, qualifications, limitations or restrictions as are stated herein and in one or more resolutions providing for the issue of such series adopted by the Board of Directors as provided below.

         B. To the extent that this Certificate of Incorporation does not fix and determine the variations in the relative rights and preferences of the Preferred Stock, both in relation to the Common Stock and as between series of Preferred Stock, the Board of Directors of the Corporation is expressly vested with the authority to divide the Preferred Stock into one or more series and, within the limitations set forth in this Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established, and, with respect to each such series, to fix by one or more resolutions providing for the issue of such series, the following:

                 (i) The maximum number of shares to constitute such series and the distinctive designation thereof;

                 (ii) The annual dividend rate, if any, on the shares of such series and the date or dates from which dividends shall commence to accrue or accumulate as herein provided, and whether dividends shall be cumulative;

                 (iii) The price at and the terms and conditions on which the shares of such series may be redeemed, including, without limitation, the time during which shares of the series may be redeemed, the premium, if any, over and above the par value thereof and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof, which premium may vary at different dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund;

                 (iv) The liquidation preference, if any, over and above the par value thereof, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                 (v) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relative to the operations of such retirement or sinking fund;

                 (vi) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, provided that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as to dividends or distribution of assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;





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                 (vii)      The voting rights, if any, on the shares of such
series; and

                 (viii) Any or all other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the law or with this Article Fourth.

         C. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any, shall be cumulative; and all series shall rank equally and be identical in all respects, except as provided in Paragraph A or Paragraph B of this Section 2.

         D. Except to the extent restricted or otherwise provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, no dividends (other than dividends payable in Common Stock) on any class or classes of capital stock of the Corporation ranking, with respect to dividends, junior to the Preferred Stock, or any series thereof, shall be declared, paid or set apart for payment, until and unless the holders of shares of Preferred Stock of each senior series shall have been paid, or there shall have been set apart for payment, cash dividends, when and as declared by the Board of Directors out of funds of the Corporation legally available therefor, at the annual rate, and no more, fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.

         E. To the extent provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of capital stock of the Corporation ranking junior, as to liquidation rights, to the Preferred Stock, or any series thereof, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of the respective series. Unless otherwise provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, for the purposes of this Paragraph E and Paragraph B(iv) of this Section 2, neither the consolidation nor merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up.

         F. The Corporation, at the option of the Board of Directors, may redeem, unless otherwise provided in the resolution establishing a series of Preferred Stock, at such time as is fixed (and if not so fixed, at any time) in the resolution or resolutions adopted by the Board of Directors providing for the issue of a series, the whole or, from time to time, any part of the Preferred Stock of any series then outstanding, at the par value thereof, plus in every case an amount equal to all accumulated dividends, if any (whether or not earned or declared), with respect to each share so redeemed and, in addition thereto, the amount of the premium, if any, payable upon such redemption fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series. The Board of Directors shall have full power and authority, subject to the limitations and provisions contained herein and in the Delaware General Corporation Law, to prescribe the terms and conditions upon which the Preferred Stock shall be redeemed from time to time.

         G. Shares of Preferred Stock that have been redeemed, purchased or otherwise acquired by the Corporation or that, if convertible or exchangeable, have been converted into or exchanged for shares of capital stock of any other class or classes or any series of any other class or classes or of any other





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series of the same class, shall be cancelled and such shares may not under any circumstances thereafter be reissued as Preferred Stock, and the Corporation shall from time to time cause all such acquired shares of Preferred Stock to be cancelled in the manner provided by law.

         H. Nothing herein contained shall limit any legal right of the Corporation to purchase any shares of the Preferred Stock.

         Section 3.         Common Stock.

         A. Shares of Common Stock may be issued by the Corporation from time to time for such consideration as may lawfully be fixed by the Board of Directors.

         B. Subject to the prior rights and preferences of the Preferred Stock set forth in this Article Fourth, or in any resolution or resolutions providing for the issuance of a series of Preferred Stock, and to the extent permitted by the laws of the State of Delaware, the holders of Common Stock shall be entitled to receive such cash dividends as may be declared and made payable by the Board of Directors.

         C. After payment shall have been made in full to the holders of any series of Preferred Stock having preferred liquidation rights, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

         FIFTH.

         Section 1. Number, Election and Terms of Directors; Board Action. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Commencing with the 1997 annual meeting of stockholders, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, as nearly equal in number as reasonably possible, with the term of office of Class I directors to expire at the 1998 annual meeting of stockholders, the term of office of Class II directors to expire at the 1999 annual meeting of stockholders and the term of office of Class III directors to expire at the 2000 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1997 annual meeting of stockholders, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

         Section 2. Stockholder Nomination of Director Candidates and Introduction of Business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

         Section 3. Newly Created Directorships and Vacancies. Subject to applicable law and unless the Board of Directors otherwise determines, newly created directorships resulting from any





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increase in the authorized number of directors or any vacancies on the Board of
Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the numbers of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

         Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (referred to in this Certificate of Incorporation as the "Voting Stock"), voting together as a single class. For this purpose, "cause" means
(A) the director's commission of an act of fraud or embezzlement against the Corporation; (B) conviction of the director of a felony or a crime involving moral turpitude; (C) the director's gross negligence or wilful misconduct in performing the director's duties to the Corporation; or (D) the director's breach of fiduciary duty owed to the Corporation.

         Section 5. Stockholders' Meetings. Meetings of stockholders of the Corporation may be called only by the Chief Executive Officer or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

         Section 6. Stockholder Actions. All actions of the stockholders of the Corporation must be taken at an annual or special meeting of stockholders duly called by or under the authority of the Chief Executive Officer or the Board of Directors of the Corporation and may not be taken by a consent or consents in writing; provided, however, that if at any time the Corporation has ten or less stockholders, any action by stockholders may be taken by a consent in writing signed by the holders of shares of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action.

         Section 7. Amendment of Article Fifth. Notwithstanding any other provision of this Certificate of Incorporation, including Article Fourteenth hereof, or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws), but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of 80% or more of the outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article Fifth or any provision hereof.

         SIXTH.             Cumulative voting for the election of directors
shall not be permitted.

         SEVENTH.           No stockholder shall by reason of his holding
shares of any class have a preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, or any notes, debentures, bonds, warrants, rights, options or other securities of the Corporation, now or hereafter to be authorized, other than such rights, if any, as the Board of Directors, in its discretion, may fix.

         EIGHTH.            The Board of Directors of the Corporation shall
have the power to make, alter or repeal the By-Laws of the Corporation, subject to such restrictions upon the exercise of such powers as may be imposed by the stockholders in any by-laws adopted by them from time to time.





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         NINTH.             It shall be a proper corporate purpose, reasonably
calculated to benefit stockholders, for the Board of Directors to base the response of the Corporation to any "Acquisition Proposal" on the evaluation by the Board of Directors of what response is in the best interests of the Corporation, and for the Board of Directors, in evaluating what response is in the best interests of the Corporation, to consider: (i) the best interests of the stockholders and, for this purpose, the Board of Directors shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the market price, but also in relation to the value of the Corporation in a freely negotiated transaction and in relation to the estimate by the Board of Directors of the future value of the Corporation as an independent entity; and (ii) such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon the Corporation's employees, suppliers, customers and business and the communities in which the Corporation operates. For purposes of this Article Ninth, "Acquisition Proposal" means any proposal of any person or entity (a) for a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

         TENTH.

         Section 1. Approval of Certain Business Combinations. A Business Combination (as hereinafter defined) shall require (i) only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of Paragraph A or Paragraph B of this Section 1 are met or (ii) in addition to any affirmative vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the outstanding shares of the Voting Stock, voting together as a single class (it being understood that for the purposes of this Article Tenth, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

         A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

         B. Price and Procedure Requirements. All of the following conditions shall have been met:

                 (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                            (a)   (if applicable) the highest price per share
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder (as hereinafter defined) for any shares of Common Stock or the common stock of any Predecessor Corporation (as hereinafter defined) acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                            (b)   the Fair Market Value per share of Common
Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such later date





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is referred to in this Article Tenth as the "Determination Date"), whichever is higher.

                 (ii) The aggregate amount of the cash and Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this Paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

                            (a)   (if applicable) the highest price per share
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock or a substantially identical class of stock of any Predecessor Corporation acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                            (b)   (if applicable) the highest preferential
amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                            (c)   the Fair Market Value per share of such class
of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                 (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock or stock of a Predecessor Corporation. If the Interested Stockholder has paid for shares of any class of Voting Stock or stock of a Predecessor Corporation with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock or stock of a Predecessor Corporation previously acquired by it. The price determined in accordance with Paragraphs B(i) and B(ii) of this Section 1 shall be subject to appropriate adjustment in the event of any special dividend or other disposition of material assets other than in the ordinary course of business, stock dividend, stock split, combination of shares or similar event. Whether specific consideration satisfies this subsection shall be determined by vote of a majority of the Disinterested Directors.

                 (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that results in such Interested Stockholder's becoming an Interested Stockholder.





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                 (v)        After such Interested Stockholder has become an
Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided to or by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                 (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         Section 2.         Certain Definitions.  For purposes of this Article
Tenth:

         A. "Business Combination" shall mean any transaction that is referred to in any one or more of the following clauses (i) through (v):

                 (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder or
(b) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                 (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5 million or more; or

                 (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5 million or more; or

                 (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                 (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

         B. "Person" shall mean any individual, firm, corporation or other entity.

         C. "Interested Stockholder" shall mean any Person (other than the Corporation or any





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
Subsidiary or employee benefit plan of the Corporation or any Subsidiary) that:

                 (i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

                 (ii) at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                 (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock or of capital stock of any Predecessor Corporation that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         D.      A person shall be a "beneficial owner" of any stock that:

                 (i) such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                 (ii) such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                 (iii) is beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such stock.

         E. For the purpose of determining whether a Person is an Interested Stockholder pursuant to Paragraph C of this Section 2, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph D of this Section 2 but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         F. "Affiliate" and "Associate" shall have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on April 1, 1996.

         G. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for purposes of the definition of Interested Stockholder set forth in Paragraph C of this Section 2, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

         H. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors immediately before the time





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
that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

         I. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of stock (a) on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, (b) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on The Nasdaq Stock Market or any system then in use, or, (c) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; or (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

         J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs B(i) and B(ii) of Section 1 of this Article Tenth shall include the shares of Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         K. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as amended, as in effect on April 1, 1996.

         L. A "Predecessor Corporation" includes any corporation of which the Corporation was at one time a wholly-owned subsidiary, or of which the Corporation would be deemed to be a legal successor in interest (by contract or by merger or other operation of law).

         Section 3. Powers of the Board of Directors. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article Tenth, on the basis of information known to them after reasonable inquiry, (i) whether a Person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5 million or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article Tenth.

         Section 4. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Tenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         Section 5. Amendment of Article Tenth. Notwithstanding any other provisions of this Certificate of Incorporation, including Article Fourteenth hereof, or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws), the affirmative vote of the holders of 80% or more of the outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article Tenth or any provision hereof.





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
         ELEVENTH.          No contract or other transactions between the
Corporation and any other corporation, firm or individual shall be affected or invalidated by the fact that any one or more of the directors or officers of the Corporation is or are interested in or is a director or officer of such other corporation, or a member of such firm, and any director or officer, individually or jointly, may be a party to or may be interested in any contract or transaction with this Corporation, or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any person or persons, firms or corporations, shall be affected or invalidated by the fact that any director or officer of this Corporation is a party to or interested in such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director or officer of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

         TWELFTH.           To the fullest extent permitted by Delaware
statutory or decisional law, as the same exists or may hereafter be amended or interpreted, including but not limited to, Section 102(b)(7) of the Delaware General Corporation Law or any successor provision, a director of the Corporation shall not be liable to the Corporation or its stockholders for any act or omission in such director's capacity as a director. Any amendment or repeal of this Article Twelfth, or adoption of any other provision of this Certificate of Incorporation inconsistent with this Article Twelfth, by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation or its stockholders of a director of the Corporation existing at the time of such repeal, amendment or Adoption of an inconsistent provision.

         THIRTEENTH.

         Section 1. Actions Other Than by or in the Right of the Corporation. To the fullest extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all of such persons being hereafter referred to in this Article as a "Corporate Functionary"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         Section 2. Actions by or in the Right of the Corporation. To the fullest extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Corporate Functionary against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 3. Determination of Right to Indemnification. Any indemnification under Sections 1 or 2 of this Article Thirteenth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Corporate Functionary is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article Thirteenth. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

         Section 4. Right to Indemnification. Notwithstanding the other provisions of this Article Thirteenth, to the extent that a Corporate Functionary has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article Thirteenth (including the dismissal of a proceeding without prejudice or the settlement of a proceeding without admission of liability), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 5. Prepaid Expenses. Expenses incurred by a Corporate Functionary in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Corporate Functionary to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article Thirteenth.

         Section 6.         Right to Indemnification upon Application;
Procedure upon Application. Any indemnification of a Corporate Functionary under Sections 1, 2 and 4, or any advance of expenses under Section 5, of this Article Thirteenth shall be made promptly upon, and in any event within 60 days after, the written request of the Corporate Functionary, unless with respect to applications under Sections 1, 2, 4 or 5 of this Article Thirteenth, a determination is reasonably and promptly made in accordance with Section 3 of this Article Thirteenth by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, that such Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation in not indemnifying or making an advance of expenses to the Corporate Functionary. If there are no such directors, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Corporate Functionary acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance of expenses to the Corporate Functionary. The right to indemnification or advance of expenses granted by this Article Thirteenth shall be enforceable by the Corporate Functionary in the Court of Chancery or court of competent jurisdiction if the Board of Directors or independent legal counsel denies his claim, in whole or in part, or if no disposition of such claim is made within 60 days. The expenses of the Corporate Functionary incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

         Section 7. Other Rights and Remedies. The indemnification and advancement of expenses provided by or granted pursuant to this Article Thirteenth shall not be deemed exclusive of any other rights to which any person seeking indemnification and/or advancement of expenses may be entitled under any other provision of this Certificate of Incorporation, or any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Certificate of Incorporation or relevant provisions of the General Corporation Law of Delaware and other applicable law, if any, shall not affect any then existing rights of a Corporate Functionary to indemnification or advancement of expenses.

         Section 8. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Thirteenth or the General Corporation Law of Delaware.

         Section 9. Mergers. For purposes of this Article Thirteenth, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Thirteenth with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 10. Savings Provision. If this Article Thirteenth or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each Corporate Functionary as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article Thirteenth that shall not have been invalidated.

         FOURTEENTH.        Notwithstanding any other provisions of this
Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws), the affirmative vote of the holders of two-thirds or more of the outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Articles Ninth, Twelfth, Thirteenth or this Article Fourteenth of this Certificate of Incorporation. Except as provided in Article Fifth, Article Tenth and this Article Fourteenth, this Certificate of Incorporation may be amended in the manner provided by the General Corporation Law of the State of Delaware. The By-Laws of the Corporation may be altered, amended or repealed, or new By-Laws adopted, only at any regular or special meeting of the Board of

Directors or upon the affirmative vote of the holders of two-thirds or more of the outstanding shares entitled to vote at any regular or special meeting of stockholders, and only if such proposed alteration, amendment, repeal or adoption be contained in the notice of such regular or special meeting.

                                  ARTICLE FOUR

         This Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
signed by its President on May      , 1996.


                                                 SOURCE SERVICES CORPORATION




                                                 By:/s/ D. Les Ward
                                                    ----------------------------
                                                    D. Les Ward, President